June 28, 2007

Asia Payments Establishes Payment Card Company in Mongolia to Complement its China Strategy

June 28, 2007 - Hong Kong - Asia Payment Systems, Inc. (OTCPK: APYM) today announced it has formed a joint venture payment card company in Mongolia to issue and process credit cards for Mongolian clients. A Mongolian company, Interpay Co. Ltd. ("Interpay Mongolia"), has been established which represents the implementation of the joint venture agreement previously announced in December 2006.

KK Ng, Asia Payments' President & CEO said "The Mongolian/Northern China region is a key focus for our China market development plans and our Mongolian card company complements our plans for Northern China. Mongolia is rich in natural resources and is experiencing rapid growth as it becomes an increasingly important supplier to the Chinese economy. Interpay Mongolia will enable us to gain significant market share in this expanding market."

Dr. Batkhuyag Naigal, Chairman and a substantial shareholder of Interpay Mongolia stated "this joint venture represents an exciting new development for the Mongolian market. Our economy continues to expand and over the next few years Mongolian consumers will dramatically increase their use of credit cards, both domestically and internationally."

A credit card branded "Interpay Card" to be used exclusively in the Mongolian domestic market will be issued initially in conjunction with Anod Bank, a leading Mongolian bank. Anod Bank (www.anod.mn.en), a private commercial bank is well recognized as a progressive, internationally-oriented financial institution. With the launch of the Interpay Card Anod Bank will become the first bank in Mongolia to launch a true, revolving credit card. As the market becomes established Interpay Mongolia plans to issue, in conjunction with Anod Bank, international branded payment cards, such as Visa and MasterCard cards.

The launch of the Anod Bank Interpay Card is targeted for the fourth quarter of 2007. Interpay Mongolia and Anod Bank will establish a network of merchants to accept Interpay Cards. Interpay Mongolia is currently installing the Card Management Systems ("CMS") supplied by Asia Payments' subsidiary, Cardtrend Systems to exclusively process Interpay Cards, as well as processing all card transactions from merchants who accept Interpay Cards.

ABOUT ASIA PAYMENT SYSTEMS, INC.

Asia Payment Systems, Inc. ("Asia Payments") is a US public company with its principal office in Hong Kong and business activities focused within the payments and loyalty-rewards industries in China and throughout Asia. Asia Payments' wholly-owned foreign enterprise in Shanghai serves as its business development vehicle in China. Following acquisitions completed in 2006, Asia Payments now operates in multiple locations across Asia. In line with its long-term growth strategy, Asia Payments now has three distinct yet synergistic business units: Cards Business, Prepaid Business and Processing Business. For more information please visit Asia Payments' Corporate website (www.asiapayinc.com).

Contact:

Asia Payment Systems, Inc.
KK Ng, President & CEO
(866) 877-APAY
ir@asiapayinc.com